Exhibit 10. 6

THIRD AMENDMENT TO FLEXSTEEL INDUSTRIES, INC.

VOLUNTARY DEFERRED COMPENSATION PLAN

WHEREAS, a certain Voluntary Deferred Compensation Plan Agreement (the “Agreement”) was entered into on the 13th day of June, 2000, by and between FLEXSTEEL INDUSTRIES, INC., a Minnesota Corporation (the “Corporation”) and K. Bruce Lauritsen, Edward J. Monaghan, James R. Richardson, Thomas D. Burkart, Ronald J. Klosterman, Patrick M. Crahan, Jeffrey T. Bertsch, and James E. Gilbertson (collectively, “Employees” and individually, “Employee”); and

WHEREAS, the Agreement was subsequently amended on December 15, 2000 for the purpose of including James E. Gilbertson as an additional party to the Agreement and again on November 13, 2006 for purposes of complying with Internal Revenue Code section 409A; and

WHEREAS, K. Bruce Lauritsen has died and is not a party to this amendment; and

WHEREAS, Edward J. Monaghan has retired and is not a party to this amendment; and

WHEREAS, pursuant to paragraph 15 of the Agreement, Corporation has the right to amend the Agreement without Employees’ approval for the purpose of including additional employees under the Agreement, and may otherwise amend the Agreement with the consent of Employees; and

WHEREAS, Corporation wishes to amend the agreement for the purposes of including an additional employee under the Agreement and complying with Internal Revenue Code section 409A; and

WHEREAS, the undersigned additional employee wishes to become a party to the Agreement by execution of this Third Amendment, and the Corporation and Employees now desire to amend the Plan to comply with section 409A; and

WHEREAS, the Corporation and the Employees are adopting this Amendment in good faith compliance with Section 409A of the Internal Revenue Code;

NOW THEREFORE, pursuant to the provisions of paragraph 15 of the Agreement, the Agreement is hereby amended as follows:

I.	The Agreement is hereby amended to add Timothy E. Hall as a party to the Agreement, effective December 10, 2007.

II.	All references in the Agreement to “Employees” or “Employee” shall include Timothy E. Hall as though he were a party to the original Agreement.

III.	Paragraph 7 of the Agreement is hereby deleted and replaced with the following:

7. Payment of Deferred Compensation Account.

A.

Event Requiring Payment. Each Employee’s account will be paid to him upon the earliest occurrence of an “Event Requiring Payment.” For purposes of this agreement, an Event Requiring Payment shall be: (1) the Employee’s death; (2) a disability to the Employee as defined in Paragraph 8 herein; or (3) the date which is six months after the date of Employee’s separation of service from the Corporation (other than separation of service due to Employee’s death or disability).

B.

Commencement of Payments; Designation of Beneficiary. The method of payment for each Employee’s Account will be paid in accordance with the election form signed by the Employee (see Exhibit E attached). The Employee may subsequently elect a different method of payment, provided the subsequent election complies with the rules of Section 409A(a)(4) of the Internal Revenue Code or any other comparable section, and the Regulations thereunder. Additionally, the Employee shall have the right to designate a beneficiary to receive any remaining proceeds if the Employee should die prior to receiving all of his payments (see Exhibit F attached). Should the Employee fail to execute a beneficiary designation or if there is no beneficiary alive at the time of distribution, then the proceeds due to Employee will be paid to the Employee’s estate. The beneficiary designation may be changed at any time during Employee’s lifetime as long as the Employee is competent or by the Employee’s attorney-in-fact who is specifically authorized to make the change.

C.

Permitted Delays in Payment. Notwithstanding the above, the Corporation may delay a payment due under this Agreement under any of the following circumstances, so long as all payments to similarly situated Employees are treated on a reasonably consistent basis: (1) the Corporation reasonably anticipates that if the payment were made as scheduled, the Corporation’s deduction to such payment would not be permitted under section 162(m) of the Internal Revenue Code, as amended, provided that the payment is made either during the first year in which the Corporation reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) or during the period beginning with the date of Employee’ separation from service and ending on the later of the last day of the Corporation’s fiscal year in which the Employee has a separation from service, or the 15th day of the third month following the separation from service; (2) the Corporation reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Corporation reasonably anticipates that the making of the payment will not cause such violation; or (3) upon such other events as determined by the Corporation and according to such terms as are consistent with Internal Revenue Code section 409A or prescribed by the Commissioner of Internal Revenue.

IV.	Paragraph 14 of the Agreement is hereby deleted and replaced with the following:

14.   Interpretation, Construction, and Administration of Agreement.  The Corporation’s Chief Financial Officer, or the individual performing comparable duties, shall act as Plan Administrator. The Plan Administrator shall have full power and authority to interpret, construe and administer this Agreement and the Plan Administrator’s interpretation and construction thereof, and actions thereunder, including any valuation of the Deferred Compensation Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes, unless review is requested in accordance with the Claims Procedures set forth in paragraphs 25 and 26 below. The review of any decision by the Plan Administrator pursuant to the Claims Procedures shall be performed by the individual or group of individuals appointed by the Nominating and Compensation Committee of the Board of Directors to act as Plan Fiduciary. Neither the Plan Administrator nor the Plan Fiduciary shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his or her own willful misconduct or lack of good faith.

V.	Paragraph 15 of the Agreement is hereby deleted and replaced with the following:

15.   Amendments.  The Corporation shall have the right to amend this Agreement without Employees’ approval for the purpose of including additional employees under this Agreement or to comply with Federal tax laws and regulations to insure that all amounts deferred are deferred for tax purposes. Any other amendments may only be made with the consent of all parties.

VI.	The following provisions shall be added to the Agreement and numbered as Paragraphs 21-24.

21.   Change of Control.  For the purpose of this Agreement, a “Change of Control” shall mean any of the following:

A.

When any individual, entity, or group becomes the beneficial owner of 50% or more of either the total fair market value of the then–outstanding shares of stock of the Corporation or the total voting power of the then–outstanding stock of the Corporation entitled to vote generally in the election of directors.

B.

When individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board during any 12-month period; provided however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

C.

Upon the consummation of a reorganization, merger, statutory share exchange, or consolidation (or similar corporate transaction) involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each a “Business Combination”), in each case, unless, immediately following such Business Combination:

(i)

substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the total fair market value of the then-outstanding shares of stock (or, for a non–corporate entity, equivalent securities) and the total voting power of the then–outstanding voting stock entitled to vote generally in the election of directors (or, for a non–corporate entity, equivalent governing body), as the case may be, of (A) the entity resulting from such Business Combination (the “Surviving Corporation”) or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), in substantially the same proportion as their ownership, immediately prior to the Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be;

(ii)

no individual, entity, or group, directly or indirectly acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition, ownership of 30% or more of the total voting power of the stock of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation); and

(iii)

at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

D.	Upon approval by the shareholders of the Corporation of a complete liquidation or dissolution of the company.

22.   Definition of “Group.”  For purposes of Paragraph 21, above, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they meet the definition set forth in section 13(d)(3) of the Securities Exchange Act of 1934, or if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

23.   Definition of “Beneficial Owner.”  For purposes of Paragraph 21, above, the term “beneficial owner” shall be defined by Rule 13d-3 of the Rules promulgated under the Securities Exchange Act of 1934.

24.   Payment upon Change of Control.  Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control, Employee’s interest in the benefits shall be distributed in a lump sum; provided however, that the amount vested and distributed by reason of this provision shall not exceed the amount which would cause the amount vested and distributed to be considered an “excess parachute payment” under section 280G of the Internal Revenue Code, as amended.

VII.	The following provision shall be added to the Agreement and numbered as Paragraph 25:

25.   Claims Procedure.

A.

Notice of Initial Decision. Any decision by the Plan Administrator denying a claim by Employee or Employee’s beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Employee or such beneficiary within a reasonable period of time, but no later than ninety (90) days after receipt of the claim by the Plan Administrator. Such decision shall set forth the specific reasons for the denial, with reference to the specific plan provisions on which the denial is based, written to the best of the Plan Administrator’s ability in a manner calculated to be understood without legal or actuarial counsel. The decision shall also provide a description of any additional material or information necessary for Employee or his/her beneficiary to perfect the claim and an explanation of why such material is necessary. The decision shall contain a description of the Corporation’s review procedures and the time limits applicable to such procedures, and inform Employee or his/her beneficiary of the right to bring a civil action under section 1132 of ERISA following an adverse determination on review. If the Plan Administrator determines there are special circumstances which require additional time to make a decision, the Plan Administrator shall notify Employee or his/her beneficiary of the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

B.

Employee’s right to Review. If the Plan Administrator determines Employee or his/her beneficiary is not eligible for benefits, or if Employee or his/her beneficiary believes he or she is entitled to greater or different benefits, the Employee or his/her beneficiary shall have the opportunity to have his or her claim reviewed by filing a petition for review with the Plan Fiduciary within sixty (60) days after receipt of the Plan Administrator’s written notice of the decision denying benefits. The petition shall state the specific reasons Employee or his/her beneficiary believes he or she is entitled to benefits or greater or different benefits. Within sixty (60) days after the Plan Fiduciary’s receipt of the petition, the Plan Fiduciary shall afford Employee or his/her beneficiary, and his or her legal counsel, if any, an opportunity to present his or her position to the Plan Fiduciary orally or in writing. The Plan Fiduciary shall inform Employee or his/her beneficiary of its decision in writing within the same sixty (60) day period, stating the specific reasons and specific provisions in the plan on which its decision is based. If the sixty (60) day period is not a sufficient amount of time for holding a hearing and rendering a decision, the Plan Fiduciary may extend the time to render a decision for up to another sixty (60) days, but notice of any such extension shall be given to Employee or his/her beneficiary in writing prior to the expiration of the initial 60-day period.

The failure to file an appeal within the sixty (60) day period will cause Employee or his/her beneficiary to lose the right to appeal the denial and the right to bring a civil action under section 1132 of ERISA. In the event the Plan Fiduciary denies an appeal of a denial of a claim for benefits, any civil action to challenge the denial of such claim must be brought within one year of the date of the Plan Fiduciary’s final decision on the appeal.

VIII.	The following paragraph shall be added to the agreement and numbered as Paragraph 26.

26.   Claim Procedure–Disability Benefits.

A.

Notice of Initial Decision. Any decision by the Plan Administrator denying a claim by Employee or Employee’s beneficiary for disability benefits under this Plan shall be stated in writing and delivered or mailed to the Employee or such beneficiary within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim by the Plan Administrator. Such decision shall set forth the specific reasons for the denial, with reference to the specific plan provisions on which the denial is based, written to the best of the Plan Administrator’s ability in a manner calculated to be understood without legal or actuarial counsel. The decision shall also provide a description of any additional material or information necessary for Employee or his/her beneficiary to perfect the claim and an explanation of why such material is necessary. The decision shall contain a description of the Company’s review procedures and the time limits applicable to such procedures, and inform Employee or his/her beneficiary of the right to bring a civil action under section 1132 of ERISA following an adverse determination on review. If the Plan Administrator determines there are special circumstances which require additional time to make a decision, the Plan Administrator shall notify Employee or his/her beneficiary prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which a decision is expected to be made, and may extend the time for up to an additional thirty (30) days. If, prior to the end of the first 30-day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan Administrator, a decision cannot be rendered, the period for making a decision may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the Employee or his/her beneficiary prior to expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the plan expects to render a decision. In the case of any extension, the notice of extension shall specifically explain the standards on which entitlement to disability benefits is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Employee or his/her beneficiary shall be given at least 45 days after notice of the extension to provide such additional information.

B.

Employee’s right to Review. If the Plan Administrator determines Employee or his/her beneficiary is not eligible for benefits, or if Employee or his/her beneficiary believes he or she is entitled to greater or different benefits, the Employee or his/her beneficiary shall have the opportunity to have his or her claim reviewed by the Plan Fiduciary by filing a petition for review with the Plan Fiduciary within one hundred eighty (180) days after receipt of the Administrator’s written notice of the decision denying benefits. The petition shall state the specific reasons Employee or his/her beneficiary believes he or she is entitled to benefits or greater or different benefits. In conducting the review, the Plan Fiduciary shall not give any deference to the initial adverse benefit determination. In addition, the Plan Fiduciary conducting such review shall not be the individual who made the initial adverse benefit determination, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination based on a medical judgment, the Plan Fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, and who is neither an individual that was previously consulted in connection with the initial adverse benefit determination that is the subject of review, nor the subordinate of any such individual.

Within forty-five (45) days after the Plan Fiduciary’s receipt of the petition, the Plan Fiduciary shall afford Employee or his/her beneficiary, and his or her legal counsel, if any, an opportunity to present his or her position to the Plan Fiduciary orally or in writing. The Plan Fiduciary shall inform Employee or his/her beneficiary of its decision in writing within the same forty-five (45) day period, stating the specific reasons and specific provisions in the plan on which its decision is based, and identifying any medical or vocational experts whose advice was obtained in connection with the appeal, regardless of whether the Plan Fiduciary relied upon such advice in rendering the decision. If the forty-five (45) day period is not a sufficient amount of time for holding a hearing and rendering a decision, the Plan Fiduciary may extend the time to make a decision up to another forty-five (45) days, but notice of any such extension shall be given to Employee or his/her beneficiary in writing prior to the expiration of the initial 45-day period. The notice of extension shall indicate the special circumstances requiring an extension and set forth the date by which the Plan Fiduciary expects to render the decision.

The failure to file an appeal within the one hundred eighty (180) day period will cause Employee or his/her beneficiary to lose the right to appeal the denial and the right to bring a civil action under section 1132 of ERISA. In the event the Plan Fiduciary denies an appeal of a denial of a claim for benefits, any civil action to challenge the denial of such claim must be brought within one year of the date of the Plan Fiduciary’s final decision on the appeal.

IX.	This Amendment shall relate back to the effective date of the Agreement.

X.	In all other respects, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Corporation and the Employees have executed this THIRD AMENDMENT TO FLEXSTEEL INDUSTRIES, INC. VOLUNTARY DEFERRED COMPENSATION PLAN on this 13th day of December, 2007.

FLEXSTEEL INDUSTRIES, INC.

By:	/S/ Ronald J. Klosterman	By:	/S/ Timothy E. Hall
	Ronald J. Klosterman, President		Timothy E. Hall, Secretary

EMPLOYEES

/S/ Ronald J. Klosterman
Ronald J. Klosterman, Employee

/S/ Timothy E. Hall	/S/ Thomas D. Burkart
Timothy E. Hall, Employee	Thomas D. Burkart, Employee

/S/ James R. Richardson	/S/ Patrick M. Crahan
James R. Richardson, Employee	Patrick M. Crahan, Employee

/S/ Jeffrey T. Bertsch	/S/ James E. Gilbertson
Jeffrey T. Bertsch, Employee	James E. Gilbertson, Employee

EXHIBIT E

FLEXSTEEL INDUSTRIES, INC.

VOLUNTARY DEFERRED COMPENSATION PLAN

EMPLOYEE’S ELECTION OF METHOD OF PAYMENT

Under the Voluntary Deferred Compensation Plan Agreement with Flexsteel Industries, Inc., I _[INSERT OFFICER NAME] _, elect to receive payment of my Deferred Compensation Account as follows (check one of the boxes below):

☐	A.	In a lump sum within thirty days of the Event Requiring Payment.

☐	B.	In approximate equal annual amounts over a five year period with the first payment due within thirty days of the Event Requiring Payment.

☐	C.	In approximate equal annual amounts over a ten year period with the first payment due within thirty days of the Event Requiring Payment.

☐	D.	In approximate equal semi-annual amounts over a five year period with the first payment due within thirty days after the Event Requiring Payment.

☐	E.	In approximate equal semi-annual amounts over a ten year period with the first payment due within thirty days after the Event Requiring Payment.

*** If the Event Requiring Payment is Employee’s separation of service from the Corporation, payment under any of the above options will be no earlier than the date which is six months after the date of Employee’s separation from service.

EXHIBIT ONLY – NOT FOR SIGNATURE

[INSERT OFFICER NAME] Employee	Date